Exhibit 5.1

September 3, 2019 Board of Directors Prologis, Inc. Pier 1, Bay 1 San Francisco, California 94111 Re: Registration Statement on Form S-3 (File No. 333-216491)	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc. (“Prologis”), a Maryland corporation, Prologis, L.P. (the “Parent Guarantor”), a Delaware limited partnership and Prologis Euro Finance, a Delaware limited liability company (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of €600,000,000 aggregate principal amount of the Issuer’s 0.250% Notes due 2027 (the “2027 Notes”), €700,000,000 aggregate principal amount of it the Issuer’s 0.625% Notes due 2031 (the “2031 Notes”) and €500,000,000 aggregate principal amount of the Issuer’s 1.500% Notes due 2049 (the “2049 Notes” and, together with the 2027 Notes and the 2031 Notes, the “Notes”) and the related guarantees thereof by the Parent Guarantor (the “Guarantees”), each as described in the prospectus, as supplemented, relating to the Notes and the corresponding Guarantees (the “Prospectus”) contained in Prologis’s, the Issuer’s and the Parent Guarantor’s Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 (File No. 333-216491) (the “Registration Statement”). The Notes and the corresponding Guarantees will be issued under the Indenture, dated as of August 1, 2018 (the “Base Indenture”), among the Issuer and the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental Indenture, dated as of August 1, 2018 (the Base Indenture as supplemented by the first supplemental indenture, the “Indenture”).

We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of the Registration Statement, relating to the debt securities and guarantees of which the Notes and Guarantees are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) Prologis’s Articles of Incorporation, as amended and supplemented; (iii) the Prologis’s Eighth Amended and Restated Bylaws; (iv) the certificate of limited partnership of the Parent Guarantor; (v) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of the Parent Guarantor; (vi) resolutions of Prologis’s Board of Directors and committees thereof; (vii) the consents of the trustee of the Issuer; (viii) the Indenture and (ix) the form of the Notes and corresponding Guarantees. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent Guarantor or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown llp

Board of Directors

Prologis, Inc.

September 3, 2019

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i)       The Notes have been duly authorized and, when executed by the Issuer and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(ii)       The Guarantees have been duly authorized and, when executed by the Parent Guarantor and when the Notes have been authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP